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Exhibit 5.3

Principal Officers: Harry Jung, P. Eng. President, C.E.O. Dana B. Laustsen, P. Eng. Executive V.P., C.O.O. Keith M. Braaten, P. Eng. Executive V.P.
Officers / Vice Presidents:
Terry L. Aarsby, P. Eng. Jodi L. Anhorn, P. Eng.
LETTER OF CONSENT	Neil I. Dell, P. Eng. David G. Harris, P. Geol. Myron J. Hladyshevsky, P. Eng. Bryan M. Joa, P. Eng. John H. Stilling, P. Eng. Douglas R. Sutton, P. Eng. James H. Willmon, P. Eng.

To: The Securities and Exchange Commission

Re: Suncor Energy Inc. (the "Corporation")

We refer to the Registration Statement on Form F-9 (the "Registration Statement") filed by the Corporation under the Securities Act of 1933, as amended.

We are a firm of independent petroleum consultants of Calgary, Alberta having prepared reports for the Corporation evaluating the Corporation's reserves as at December 31, 2007, as described in the Annual Information Form ("AIF") of the Corporation dated March 3, 2008.

We hereby consent to the use of and reference to our name under the heading "Interests of Experts" in the Registration Statement and to all other references to our firm and the inclusion of information derived from our reports in: (i) the AIF which is incorporated by reference in the Registration Statement; (ii) the Form 40-F of the Corporation for the fiscal year ending December 31, 2007 filed with the U.S. Securities and Exchange Commission; and (iii) the Registration Statement.

We also confirm that we have read the Registration Statement and that we have no reason to believe that there are any misrepresentations in the information contained in it that are derived from the above-mentioned reports or that are within our knowledge as a result of the services we performed in connection with the reports.

Yours very truly,
GLJ PETROLEUM CONSULTANTS LTD.
"ORIGINALLY SIGNED BY"
Dana B. Laustsen, P. Eng. Executive Vice-President

Dated: June 2, 2008
Calgary, Alberta, CANADA

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  Exhibit 5.3